Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Amended and Restated Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc. and the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

September 21, 2012